EXHIBIT F-1

                          [Barbara J. Swan Letterhead]

                                           May 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

          Re: Alliant Energy Corporation - File No. 70-10207
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Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy"), a registered holding company under the Act, and the order of the Commission dated May 25, 2004 approving the Application. I have acted as counsel for Alliant Energy in connection with the Application.

     Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Application.

     As described in the Application, Alliant Energy requested the Commission's authorization to amend its Restated Articles to increase the number of authorized shares of common stock from 200 million to 240 million and, in connection therewith, to solicit shareholder consents for such amendment for use at its 2004 Annual Meeting, which was held on May 21, 2004.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of the Restated Articles and such other corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     Based upon and subject to the foregoing and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1. All state laws applicable to the proposed transaction have been complied with;

     2. Alliant Energy is validly organized and duly existing under the laws of the State of Wisconsin; and


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     3. The consummation of the proposed transaction did not violate the legal rights of the holders of any securities issued by Alliant Energy or any associate company of Alliant Energy.

     I hereby consent to the filing of this "past-tense" opinion as an exhibit to the certificate of notification pursuant to Rule 24 filed in this proceeding. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.

                                         Sincerely,

                                         /s/ Barbara J. Swan
                                         -------------------
                                         Barbara J. Swan
                                         Executive Vice President
                                         and General Counsel


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